      As filed with the Securities and Exchange Commission on September 22, 2003
                                                    Registration Nos. 333-106261
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                              -------------------

                         STANDARD MOTOR PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

                     NEW YORK                                            11-1362020
          (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                             Identification No.)

                            37-18 NORTHERN BOULEVARD
                        LONG ISLAND CITY, NEW YORK 11101
                                 (718) 392-0200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              -------------------

                               LAWRENCE I. SILLS
                 CHIEF EXECUTIVE OFFICER, CHAIRMAN AND DIRECTOR
                         STANDARD MOTOR PRODUCTS, INC.
                            37-18 NORTHERN BOULEVARD
                        LONG ISLAND CITY, NEW YORK 11101
                                 (718) 392-0200
     (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

                BUD G. HOLMAN, ESQ.
             CARMINE J. BROCCOLE, ESQ.                            DONALD C. WALKOVIK, ESQ.
             KELLEY DRYE & WARREN LLP                              SULLIVAN & CROMWELL LLP
                  101 PARK AVENUE                                     125 BROAD STREET
             NEW YORK, NEW YORK 10178                             NEW YORK, NEW YORK 10004
                  (212) 808-7800                                       (212) 558-4000

                             -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

--------------------------------------------------------------------------------

                               SUPPLEMENTAL NOTE

    This Amendment No. 1 to the registration statement on Form S-3 (Registration No. 333-106261 filed pursuant to Rule 462(b)), declared effective by the Securities and Exchange Commission on June 19, 2003 (the 'Registration Statement'), is being filed to deregister certain of the shares of our common stock, $2.00 par value per share, that were issued to Goldman, Sachs and Co. and Morgan Stanley & Co. Incorporated, as underwriters. Of the 6,612,500 shares of our common stock registered pursuant to the Registration Statement and the registration statement on Form S-3 (Registration No. 333-103194, declared effective by the Securities and Exchange Commission on June 18, 2003), we commenced the sale of 5,750,000 of such shares to the underwriters on June 24, 2003 and granted the underwriters an option to purchase up to an additional 862,500 shares of our common stock for the purpose of covering over-allotments, pursuant to the Underwriting Agreement, dated as of June 19, 2003, among us and the underwriters, as further described under the caption 'Underwriting' in the prospectus forming a part of the Registration Statement. Of the 862,500 shares subject to such option, only 32,800 shares were exercised by the underwriters and the option on the remaining 829,700 shares expired in accordance with its terms. We hereby withdraw from registration 829,700 shares of common stock registered as part of the option granted to the underwriters. Accordingly, the Registration Statement is hereby amended, as appropriate, to reflect the expiration of such option and the resulting deregistration of such shares.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Island City, New York, on the 22nd day of September, 2003.

                                                          STANDARD MOTOR PRODUCTS, INC.

                                                          By:  /s/ LAWRENCE I. SILLS
                                                               ........................................
                                                               Lawrence I. Sills
                                                               Chairman of the Board,
                                                               Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 22nd day of September, 2003.

                SIGNATURE                                            TITLE
                ---------                                            -----
          /S/ LAWRENCE I. SILLS             Chairman of the Board, Chief Executive Officer and
 .........................................  Director (Principal Executive Officer)
            Lawrence I. Sills

            /S/ JAMES J. BURKE              Vice President Finance, Chief Financial Officer
 .........................................  (Principal Financial and Accounting Officer)
              James J. Burke

                    *                       Vice Chairman of the Board and Director
 .........................................
             Arthur D. Davis

                    *                       Director
 .........................................
           Marilyn Fife Cragin

                    *                       Director
 .........................................
              Susan F. Davis

                    *                       Director
 .........................................
            Robert M. Gerrity

                    *                       Director
 .........................................
              John L. Kelsey

                    *                       Director
 .........................................
            Kenneth A. Lehman

                    *                       Director
 .........................................
             Arthur S. Sills

                SIGNATURE                   TITLE
                ---------                   -----
                    *                       Director
 .........................................
              Peter J. Sills

                    *                       Director
 .........................................
         Frederick D. Sturdivant

                    *                       Director
 .........................................
            William H. Turner

       *By:      /S/ JAMES J. BURKE
 .........................................
     James J. Burke, Attorney-in-fact

                                      II-2